Exhibit 99.1



News Release



Contact:
Michael R. Jorgensen
Executive Vice President and
Chief Financial Officer
DOBI Medical International, Inc.
1200 MacArthur Blvd
Mahwah, NJ 07430
201-760-6464 Phone
201-760-8860 Fax
www.dobimedical.com
Trading Symbol: DBMI.OB

DOBI MEDICAL INTERNATIONAL REPORTS FIRST
QUARTER RESULTS OF OPERATIONS

Mahwah, NJ, May 4, 2004 - DOBI Medical International, Inc. (OTCBB: DBMI.OB) announced today its financial results for the first fiscal quarter of 2004, ended March 31. The net loss for the first quarter of 2004 was approximately $1.3 million, or $.03 per share, compared with a net loss of approximately $1.1 million, or $.06 per share, in the comparable prior year quarter.

Phillip C. Thomas, DOBI Medical International's Chief Executive Officer, commented, "The management team is on plan with respect to its operational objectives, which includes starting production of the ComfortScan(TM) system for international deliveries by September 2004 and the commencement of the clinical trial for module 5 of DOBI's PMA submission to the FDA by that same month. I am also pleased that our management team has met its operational objectives within our budget through the first quarter of 2004."

During the first quarter of 2004, the Company also bolstered its executive ranks by appointing Robert B. Machinist, one of the co-founders of Patricof & Company, as its non-executive Chairman of the Board. DOBI Medical also named Denis A. O'Connor, a 20-year veteran of the medical device industry, to head its sales and marketing; Dr. Angelo Secci, an expert in angiogenesis research as its Chief of Clinical Research; Robert Sohval, Ph.D., who has 25 years of experience in the diagnostic imaging industry as R&D head; and Sal Lucia, seasoned by two decades of senior experience in the medical imaging and capital equipment industries as Director of Operations. "DOBI Medical now has the full complement of experienced senior management necessary to successfully implement our business plan and carry out our expansion plans during 2004 and beyond," noted Mr. Thomas.

ABOUT DOBI MEDICAL INTERNATIONAL, INC.

DOBI Medical International is an advanced development stage medical imaging company working to create a new means for the improved diagnosis of cancer through the detection of abnormal vascularization ("angiogenesis") associated with tumors. DOBI Medical International's first application of the technology is the ComfortScan(TM) system, a non-invasive, non-ionizing, and pain-free optical imaging system designed to assist physicians in the detection and management of breast cancer. The ComfortScan(TM) system is intended to achieve this by providing new, physiology-based imagery of abnormal vascularization in the breast that are not readily available today.

                 DOBI Medical International, Inc. and Subsidiary
                          (A Development Stage Company)
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                                  Three months ended
                                                                                      March 31,
                                                                 -----------------------------------------------------
                                                                           2004                       2005
                                                                 -------------------------- --------------------------
Research and development expenses                                           $503,639                  $328,053
General and administrative expenses                                          476,987                   290,492
Clinical program expenses                                                    128,993                    45,908
Sales and marketing expenses                                                 205,519                   114,695
Interest expense                                                               2,120                   348,195
Interest income                                                              (3,925)                     (117)
                                                                 -------------------------- --------------------------
Net loss                                                                $(1,313,333)              $(1,127,226)
                                                                 ========================== ==========================

Basic and diluted loss per common share                                        $0.03                     $0.06
                                                                 ========================== ==========================

Weighted average common shares, basic and diluted                         37,539,363                18,798,243
                                                                 ========================== ==========================

The unaudited financial information included in this news release is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-KSB and 10-QSB filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This news release may contain information that includes or is based upon certain "forward-looking statements" within the meaning of the Securities Litigation Reform Act 1995, relating to the business of DOBI Medical International. These forward-looking statements represent management's current judgment and assumptions and can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are frequently accompanied by the use of such words as "anticipate", "plans", "believes", "expects", "project", "intends", or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to our ability to secure additional financing; success of product development efforts; our ability to timely meet government and industry regulations and standards; delays in the manufacturing process caused by our inabilities or the inability of our subcontractors to timely meet our specifications; our ability to establish international and domestic distribution networks, our ability to timely export our products to international markets; acceptance of our ComfortScan system as an adjunct to mammography by physicians, imaging clinics, and patients; our ability to obtain third party payer reimbursement; and our ability to compete on price and quality. Any one of these or other risks and uncertainties may cause actual results to be materially different from those described herein or elsewhere by us. Certain of these risks and uncertainties are or will be described in greater detail in our filings from time to time with the Securities and Exchange Commission, which we strongly urge you to read. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors set forth in our 2003 Annual Report on Form 10-KSB filed on February 18, 2004, and in our other reports filed with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

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